Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Sara Miller (314-694-5824)
Analysts: Bryan Hurley (314-694-8148)

MONSANTO DELIVERS YEAR OF STRONG GROWTH ON PERFORMANCE OF GLOBAL SEEDS AND TRAITS PORTFOLIO; FOUNDATION SET FOR COUNTINUED GROWTH IN FY15 AND OVER MULTI-YEAR HORIZON

•	Delivers above FY14 guidance for ongoing and as-reported EPS, free cash flow

•	Underscores target to at least double ongoing EPS over next five years driven by combination of strong core business, new platforms and capital structure

•	Company in unique position to deliver strong FY15 results while investing to unlock future growth

•	FY15 earnings per share guidance at $5.75 to $6.00

ST. LOUIS (Oct. 8, 2014) - Monsanto Company (NYSE: MON) today announced fiscal year 2014 results slightly above the high end of its guidance range on the strength of its global seeds and traits business, the biggest driver of growth for the year. This is the company’s fourth consecutive year of strong ongoing earnings growth. Executives noted that the balance of the company’s global business positions it well for continued growth and investment in fiscal year 2015 as the company executes on its plan to at least double ongoing EPS over the next five years.

	Fourth Quarter		Fiscal Year
($ in millions)	2014	2013	2014	2013
Net Sales by Segment

Corn seed and traits	$630	$618	$6,401	$6,596
Soybean seed and traits	199	87	2,102	1,653
Cotton seed and traits	78	65	665	695
Vegetable seeds	270	250	867	821
All other crops seeds and traits	199	165	705	575
TOTAL Seeds and Genomics	$1,376	$1,185	$10,740	$10,340

Agricultural productivity	$1,254	$1,017	$5,115	$4,521
TOTAL Agricultural Productivity	$1,254	$1,017	$5,115	$4,521

TOTAL Net Sales	$2,630	$2,202	$15,855	$14,861

Gross Profit	$1,233	$924	$8,574	$7,653

Operating Expenses	$1,390	$1,213	$4,499	$4,083
Interest Expense – Net	$75	$26	$146	$80
Other Expense – Net	$18	$26	$102	$61
Net Income (Loss) Attributable to Monsanto Company	$(156)	$(249)	$2,740	$2,482

Diluted Earnings (Loss) per Share (See note 1.)	$(0.31)	$(0.47)	$5.22	$4.60
Items Affecting Comparability – EPS Impact
Income on Discontinued Operations	—	—	(0.03)	(0.02)
Legacy Environmental Settlement	0.04	—	0.04	—
Resolution of a Legacy Tax Matter	—	—	—	(0.02)
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$(0.27)	$(0.47)	$5.23	$4.56
Effective Tax Rate	35%	30%	28%	27%

	Fourth Quarter		Fiscal Year
Comparison as a Percent of Net Sales:	2014	2013	2014	2013
Gross profit	47%	42%	54%	51%
Selling, general and administrative expenses	34%	35%	17%	17%
Research and development expenses	18%	20%	11%	10%
Income (loss) from continuing operations before income taxes	(10)%	(15)%	24%	23%
Net income (loss) attributable to Monsanto Company	(6)%	(11)%	17%	17%

“We’re confident in our ability to deliver the targets we’ve set in both the near term and over the longer term,” said Hugh Grant, chairman and chief executive officer for Monsanto. “In an industry that’s particularly near-term focused right now, there are few companies as well positioned to deliver strong growth today while significantly increasing investments to enable the continued delivery of a broad range of innovative solutions for tomorrow.”

Results of Operations
Monsanto reported net sales of approximately $2.6 billion for the fourth quarter of fiscal year 2014. Net sales for the full fiscal year were approximately $15.9 billion, a seven percent increase over fiscal year 2013. Full-year net sales results were driven by the strength of the Seeds and Genomics segment, including a record year for the company’s soybean business.

Seeds and Genomics segment net sales were approximately $1.4 billion for the quarter. For the fiscal year, net sales for the Seeds and Genomics segment reached $10.7 billion. Agricultural Productivity segment net sales were $1.3 billion for the quarter. Net sales for the Agricultural Productivity segment for the fiscal year reached $5.1 billion.

Monsanto reported a net loss of $156 million in the fourth quarter of fiscal year 2014, compared with a reported net loss of $249 million in the same period last year. Net income attributable to Monsanto for fiscal year 2014 was approximately $2.7 billion, an increase over fiscal year 2013 net income attributable to Monsanto of $2.5 billion.

The company's fiscal year 2014 earnings per share (EPS) was $5.23 on an ongoing basis and $5.22 on an as-reported basis, demonstrating the company’s ability to deliver strong growth despite a more challenging agricultural environment. For the fourth quarter, the company reported a loss per share of $0.27 on an ongoing basis and a loss per share of $0.31 on an as-reported basis. The fiscal year 2014 and fourth quarter as-reported EPS results include a $0.04 loss for a legacy environmental settlement. (For a reconciliation of ongoing EPS, see page 1 and note 1.)

Cash Flow
For fiscal year 2014, net cash provided by operating activities was a source of $3.1 billion, compared with a source of $2.7 billion in fiscal year 2013. Net cash required by investing activities was $2.1 billion in fiscal year 2014, compared with net cash required of $777 million in fiscal year 2013. This is inclusive of the cash used for the company’s acquisition of The Climate Corporation and The BioAg Alliance with Novozymes. Net cash required by financing activities was $2.3 billion in fiscal year 2014, compared with net cash required of $1.5 billion in fiscal year 2013. Free cash flow was a source of $959 million in fiscal year 2014, compared with a source of nearly $2 billion in fiscal year 2013. (For a reconciliation of free cash flow, see note 1.)

In fiscal year 2014, the company used its free cash flow position to return cash to shareowners through buybacks and dividends, including the completion of the company’s $2 billion share repurchase authorization. In June, the company announced a new $10 billion share repurchase authorization, inclusive of a $6 billion accelerated buyback program.

Outlook
Monsanto is positioned to deliver strong double-digit to mid-teens earnings growth in fiscal year 2015 despite continued industry headwinds and an increase in investments to unlock future growth. Monsanto expects to achieve EPS of $5.75 to $6.00 in fiscal year 2015. The company’s growth outlook is anchored on the continued strength of its core business, with the Seeds and Genomics segment setting the pace for overall EPS growth in fiscal year 2015.

The company projects free cash flow in the range of $2 billion to $2.2 billion for fiscal year 2015. The company expects net cash provided by operating activities to be $3.2 billion to $3.6 billion, and net cash required by investing activities to be approximately $1.2 billion to $1.4 billion. (For a reconciliation of free cash flow, see note 1.)

Increased investment to support growth of new technology platforms will be balanced against the company's base-business operating expenses, where the company expects only inflation-level increases in SG&A and R&D as it takes a disciplined approach to overall expense management.

As its business has expanded globally over the past several years, the company has seen its earnings flow evolve between quarters.  This trend continues in fiscal year 2015 as the company anticipates an overall shift in its full-year earnings pattern, as several structural factors result in a full-year earnings flow with a smaller first quarter and a concentration of growth in the third quarter.  With macro conditions resulting in lower planted acres for key regions in both corn and cotton in the quarter, combined with a timing shift as the company moves more of its Agricultural Productivity business to branded-product sales, Monsanto expects its first quarter will be roughly half of the total earnings from the first quarter of 2014. Beyond the first quarter, the biggest first half timing effect relates to the evolution in its Channel® seed brand business model that is expected to shift business timing from the first and second quarters to the third quarter.  The company expects second quarter earnings to be relatively flat year-over-year with a significant uptick in third quarter earnings reflecting the timing shifts and business growth in its largest markets.  The earnings flow is punctuated by a fourth quarter that is expected to be break-even to positive year-over-year on an absolute basis.

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit
	Fourth Quarter		Fiscal Year		Fourth Quarter		Fiscal Year
Seeds and Genomics	2014	2013	2014	2013	2014	2013	2014	2013
Corn Seed and Traits	$630	$618	$6,401	$6,596	$278	$301	$3,932	$3,929
Soybean Seed and Traits	199	87	2,102	1,653	159	37	1,364	948
Cotton Seed and Traits	78	65	665	695	37	53	461	519
Vegetable Seeds	270	250	867	821	130	55	401	337
All Other Crops Seeds and Traits	199	165	705	575	139	98	438	350
TOTAL Seeds and Genomics	$1,376	$1,185	$10,740	$10,340	$743	$544	$6,596	$6,083

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Fourth Quarter		Fiscal Year
Seeds and Genomics	2014	2013	2014	2013
EBIT (For a reconciliation of EBIT, see note 1.)	$(450)	$(568)	$2,607	$2,412

The Seeds and Genomics segment consists of the company's global seeds and related traits business.

For the fiscal year, Monsanto realized Seeds and Genomics segment sales of $10.7 billion, led by a record year for its global soybean portfolio that achieved a 27 percent increase over the prior year. In 2014, the company also increased its corn margins even as its corn business faced headwinds from lower acres and currency effects. Within the global corn business, the company’s cost of goods sold was lower, portfolio mix was on track, total price uplift was positive and it had good volume against declining planted acres.

Seeds and Genomics segment sales in the fourth quarter were approximately $1.4 billion.

The company expects double-digit gross profit growth in its Seeds and Genomics segment in fiscal year 2015, with more than three-quarters of the growth opportunity expected to come from its core corn and soybean businesses.

Within soybeans, the company will build on the successful launch of Intacta RR2 PRO™ in Latin America, noting it is on track to reach its projected 10 million to 12 million acre target for fiscal year 2015. The record setting adoption pace of Intacta RR2 PRO™ lays the foundation for the continued acceleration of the company’s soybean opportunity. This includes the advancement of the Roundup Ready® Xtend Crop System, which is expected to move into final commercial preparation in fiscal year 2015.

The accelerated soybean opportunity will be complemented in fiscal year 2015 by the performance of the company’s global corn business. This includes new portfolio introductions of better-performing hybrids across key corn growing regions, a mix benefit driven in the range of a mid-single digit germplasm portfolio lift, overall corn footprint expansion and a continued cost-improvement benefit.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
	Fourth Quarter		Fiscal Year		Fourth Quarter		Fiscal Year
	2014	2013	2014	2013	2014	2013	2014	2013
Agricultural Productivity	$1,254	$1,017	$5,115	$4,521	$490	$380	$1,978	$1,570
TOTAL Agricultural Productivity	$1,254	$1,017	$5,115	$4,521	$490	$380	$1,978	$1,570

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Fourth Quarter		Fiscal Year
Agricultural Productivity	2014	2013	2014	2013
EBIT (For a reconciliation of EBIT, see note 1.)	$274	$238	$1,345	$1,048
Unusual Items Affecting EBIT:
EBIT from Discontinued Operations	$—	$—	$22	$17
Legacy Environmental Settlement	$(32)	$—	$(32)	$—

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Segment sales for the quarter reached $1.3 billion. For the fiscal year, the segment delivered net sales of $5.1 billion. The company anticipates Agricultural Productivity segment gross profit to be down by up to 10 percent in fiscal year 2015, offsetting some of the anticipated core growth from its seeds and traits business.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today.  The call will focus on these results and future expectations and may include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company's website at www.monsanto.com/investors or http://edge.media-server.com/m/p/zir9hzra/lan/en. Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto website for three weeks. Monsanto publishes details on upcoming webcasts on this website in both the Presentation and Financial Reports section and the Calendar of Events section. Investors should look to this site as the source of information on future investor conference webcasts. The site includes a calendar of upcoming investor events, details on accessing scheduled webcasts and information from previous investor events.

About Monsanto Company
Monsanto is committed to bringing a broad range of solutions to help nourish our growing world. We produce seeds for fruits, vegetables and key crops - such as corn, soybeans, and cotton - that help farmers have better harvests while using water and other important resources more efficiently. We work to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world’s biggest challenges. To learn more about Monsanto, our commitments and our more than 20,000 dedicated employees, please visit: discover.monsanto.com and monsanto.com. Follow our business on Twitter® at twitter.com/MonsantoCo, on the company blog, Beyond the Rows® at monsantoblog.com or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are “forward-looking statements,” such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company’s exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company’s research and development activities; the outcomes of major lawsuits and the previously-announced SEC investigation; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company’s estimates related to distribution inventory levels; the recent increases in and expected higher levels of indebtedness; the company’s ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company’s facilities; and other risks and factors detailed in the company’s most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Monsanto and the Vine Design, Channel, Roundup Ready 2 Xtend, Intacta RR2 PRO and Beyond the Rows are trademarks of Monsanto Company and its wholly-owned subsidiaries. All other trademarks are the property of their respective owners.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended Aug. 31,		Twelve Months Ended Aug. 31,
	2014	2013	2014	2013
Net Sales	$2,630	$2,202	$15,855	$14,861
Cost of Goods Sold	1,397	1,278	7,281	7,208
Gross Profit	1,233	924	8,574	7,653
Operating Expenses:
Selling, general and administrative expenses	905	778	2,774	2,550
Research and development expenses	485	435	1,725	1,533
Total Operating Expenses	1,390	1,213	4,499	4,083
Income (Loss) From Operations	(157)	(289)	4,075	3,570
Interest Expense	113	49	248	172
Interest Income	(38)	(23)	(102)	(92)
Other Expense, Net	18	26	102	61
Income (Loss) from Continuing Operations Before Income Taxes	(250)	(341)	3,827	3,429
Income Tax Provision (Benefit)	(87)	(102)	1,078	915
Income (Loss) from Continuing Operations Including Portion Attributable to Noncontrolling Interest	$(163)	$(239)	$2,749	$2,514
Discontinued Operations:
Income from Operations of Discontinued Businesses	—	—	22	17
Income Tax Provision	—	—	9	6
Income on Discontinued Operations	—	—	13	11
Net Income (Loss)	$(163)	$(239)	$2,762	$2,525
Less: Net Income Attributable to Noncontrolling Interest	(7)	10	22	43
Net Income (Loss) Attributable to Monsanto Company	$(156)	$(249)	$2,740	$2,482

EBIT (see note 1)	$(176)	$(330)	$3,952	$3,460

Basic Earnings (Loss) per Share Attributable to Monsanto Company:
Income (Loss) from Continuing Operations	$(0.31)	$(0.47)	$5.25	$4.63
Income on Discontinued Operations	—	—	0.03	0.02
Net Income (Loss) Attributable to Monsanto Company	$(0.31)	$(0.47)	$5.28	$4.65

Diluted Earnings (Loss) per Share Attributable to Monsanto Company:
Income (Loss) from Continuing Operations	$(0.31)	$(0.47)	$5.19	$4.58
Income on Discontinued Operations	—	—	0.03	0.02
Net Income (Loss) Attributable to Monsanto Company	$(0.31)	$(0.47)	$5.22	$4.60

Weighted Average Shares Outstanding:
Basic	505.2	531.5	519.3	533.7
Diluted	505.2	531.5	524.9	539.7

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Condensed Statements of Consolidated Financial Position	As of Aug. 31,
	2014	2013
Assets
Current Assets:
Cash and cash equivalents (variable interest entities restricted - 2014: $110 and 2013: $140)	$2,367	$3,668
Short-term investments	40	254
Trade receivables, net (variable interest entities restricted - 2014: $39 and 2013: $0)	2,014	1,715
Miscellaneous receivables	817	748
Deferred tax assets	635	579
Inventory, net	3,597	2,947
Other current assets	205	166
Total Current Assets	9,675	10,077
Property, Plant and Equipment, Net (variable interest entity restricted - 2014: $2 and 2013: $0)	5,082	4,654
Goodwill	4,319	3,520
Other Intangible Assets, Net	1,554	1,226
Noncurrent Deferred Tax Assets	450	454
Long-Term Receivables, Net	92	237
Other Assets	809	496
Total Assets	$21,981	$20,664
Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt	233	51
Accounts payable (variable interest entity restricted - 2014: $25 and 2013: $0)	1,111	995
Income taxes payable	99	91
Accrued compensation and benefits (variable interest entity restricted - 2014: $1 and 2013: $0)	500	492
Accrued marketing programs	1,394	1,078
Deferred revenues	438	517
Grower production accruals	54	60
Dividends payable	239	228
Customer payable	82	12
Miscellaneous short-term accruals	962	812
Total Current Liabilities	5,112	4,336
Long-Term Debt	7,528	2,061
Postretirement Liabilities	345	357
Long-Term Deferred Revenue	47	138
Noncurrent Deferred Tax Liabilities	509	469
Long-Term Portion of Environmental and Litigation Reserves	184	193
Other Liabilities	342	382
Monsanto Shareowners’ Equity	7,875	12,559
Noncontrolling Interest	39	169
Total Shareowners’ Equity	7,914	12,728
Total Liabilities and Shareowners’ Equity	$21,981	$20,664
Debt to Capital Ratio:	50%	14%

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Cash Flows	Twelve Months Ended Aug. 31,
	2014	2013
Operating Activities:
Net Income	$2,762	$2,525
Adjustments to reconcile cash provided by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	691	615
Bad-debt expense	41	27
Stock-based compensation expense	120	100
Excess tax benefits from stock-based compensation	(72)	(79)
Deferred income taxes	12	176
Equity affiliate (income) loss, net	4	(17)
Net gain on sales of a business or other assets	(11)	(17)
Other items, net	139	(77)
Changes in assets and liabilities that provided (required) cash, net of acquisitions:
Trade receivables, net	(172)	222
Inventory, net	(650)	(192)
Deferred revenues	(163)	50
Accounts payable and other accrued liabilities	709	(104)
Pension contributions	(64)	(75)
Other items, net	(292)	(414)
Net Cash Provided by Operating Activities	3,054	2,740
Cash Flows Provided (Required) by Investing Activities:
Purchases of short-term investments	(145)	(716)
Maturities of short-term investments	359	764
Capital expenditures	(1,005)	(741)
Acquisition of businesses, net of cash acquired	(922)	(165)
Purchases of long-term debt and equity securities	(12)	—
Technology and other investments	(403)	(88)
Other investments and property disposal proceeds	33	169
Net Cash Required by Investing Activities	(2,095)	(777)
Cash Flows Provided (Required) by Financing Activities:
Net change in financing with less than 90-day maturities	38	104
Short-term debt proceeds	50	22
Short-term debt reductions	(24)	(29)
Long-term debt proceeds	5,479	32
Long-term debt reductions	(7)	(2)
Payments on other financing	(39)	—
Debt issuance costs	(53)	—
Treasury stock purchases	(7,082)	(1,095)
Stock option exercises	248	257
Excess tax benefits from stock-based compensation	72	79
Tax withholding on restricted stock and restricted stock units	(9)	(10)
Dividend payments	(904)	(802)
Proceeds from noncontrolling interest	—	133
Payments to noncontrolling interests	(28)	(174)
Net Cash Required by Financing Activities	(2,259)	(1,485)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1)	(93)
Net Increase (Decrease) in Cash and Cash Equivalents	(1,301)	385
Cash and Cash Equivalents at Beginning of Period	3,668	3,283
Cash and Cash Equivalents at End of Period	$2,367	$3,668

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
EBIT, Ongoing EPS and Free Cash Flow:  The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss) attributable to Monsanto Company, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The presentation of non-GAAP financial measures is intended to supplement investor's understanding of our operating performance. Furthermore, these non-GAAP financial measures may not be comparable to similar measures used by other companies. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss):  EBIT is defined as earnings (loss) before interest and taxes.  Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP.  The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss) attributable to Monsanto Company.

	Three Months Ended Aug. 31,		Twelve Months Ended Aug. 31,
	2014	2013	2014	2013
EBIT – Seeds and Genomics Segment	$(450)	$(568)	$2,607	$2,412
EBIT – Agricultural Productivity Segment	274	238	1,345	1,048
EBIT– Total	(176)	(330)	3,952	3,460
Interest Expense, Net	75	26	146	80
Income Tax Provision (Benefit)(A)	(95)	(107)	1,066	898
Net Income (Loss) Attributable to Monsanto Company	$(156)	$(249)	$2,740	$2,482
(A) Includes the income tax provision from continuing operations, the income tax benefit (provision) on noncontrolling interest, and the income tax on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2015	Three Months Ended Aug. 31,		Twelve Months Ended Aug. 31,
	Guidance	2014	2013	2014	2013
Diluted Earnings (Loss) per Share	$5.75-$6.00	$(0.31)	$(0.47)	$5.22	$4.60
Income on Discontinued Operations	—	—	—	(0.03)	(0.02)
Legacy Environmental Settlement	—	0.04	—	0.04	—
Resolution of a Legacy Tax Matter	—	—	—	—	(0.02)
Diluted Earnings (Loss) per Share from Ongoing Business	$5.75-$6.00	$(0.27)	$(0.47)	$5.23	$4.56

Reconciliation of Free Cash Flow:  Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release.  With respect to the fiscal year 2015 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2015	Twelve Months Ended Aug. 31,
	Guidance	2014	2013
Net Cash Provided by Operating Activities	$3,200-3,600	$3,054	$2,740
Net Cash Required by Investing Activities	(1,200)-(1,400)	(2,095)	(777)
Free Cash Flow	$2,000-2,200	959	1,963
Net Cash Required by Financing Activities	N/A	(2,259)	(1,485)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	(1)	(93)
Net Increase (Decrease) in Cash and Cash Equivalents	N/A	(1,301)	385
Cash and Cash Equivalents at Beginning of Period	N/A	3,668	3,283
Cash and Cash Equivalents at End of Period	N/A	$2,367	$3,668